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                                                                    EXHIBIT 99.1
         [ONEIDA LOGO]

         NEWS RELEASE

INVESTOR RELATIONS CONTACTS:                         PRESS CONTACTS:
Gregg Denny, Chief Financial Officer                 David Gymburch, Corporate
Oneida Ltd. (315) 361-3138                           Public Relations
                                                     Oneida Ltd. (315) 361-3271

FOR IMMEDIATE RELEASE

ONEIDA LTD. OBTAINS WAIVER EXTENSIONS THROUGH JULY 15, 2004

ONEIDA, NY - June 15, 2004 - Oneida Ltd. (OTC:ONEI) today announced that it has obtained further waiver extensions through July 15, 2004 from its lenders in regard to the company's financial covenants and in respect to certain payments that are due. Previously announced waivers were effective through June 15, 2004.

Oneida's bank lenders agreed to further postpone, until July 15, 2004, reductions of $5 million, $10 million, $20 million and $10 million in the company's credit availability that originally were scheduled to take effect on November 3, 2003, January 30, 2004, February 7, 2004 and May 3, 2004 respectively, under the company's revolving credit agreement. In addition, Oneida's senior note holders agreed to further defer until July 15, 2004 a $3.9 million payment from the company that was originally due on October 31, 2003.

Oneida said it continues to work very closely with its lenders on implementing a comprehensive recapitalization, and is working toward obtaining by July 15, 2004 an agreement in principle from its lenders in that regard. If an agreement in principle is reached, the waiver would automatically be extended through August 16, 2004, in order to give Oneida and its lenders sufficient time to document and consummate the proposed transaction.

Pending consummation of the proposed transaction, Oneida expects that further deferrals of the above credit availability reductions and principal payment would be obtained as necessary until a comprehensive recapitalization is completed.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

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Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.